Exhibit 99.2

Where Food Comes From, Inc.

2024 Second Quarter Conference Call

Call date: Thursday August 8, 2024

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer – Investor Relations

Good morning and welcome to the Where Food Comes From 2024 second quarter earnings call.

Joining me on the call today are CEO John Saunders, President Leann Saunders, and Chief Financial Officer Dannette Henning.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about current and future financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information. Today we’ll also discuss Adjusted EBITDA, a non-GAAP financial measure provided as a complement to GAAP results. Please refer to today’s earnings release for important disclosures regarding non-GAAP measures.

I’ll now turn the call over to John Saunders.

John Saunders

Good morning and thanks for joining the call today.

Total revenue in the second quarter increased 4% to $6.4 million from $6.1 million.

That included a 10% increase in verification and certification services, which grew to $5.3 million from $4.8 million year over year.

Product revenue declined 13% to $0.8 million from $0.9 million, reflecting a trend that began last year when the impact of cyclical cattle trends resulting in smaller herd sizes began manifesting in lower volumes of RFID tag sales.

Professional services revenue also declined – to $0.3 million from $0.4 million year over year.

Gross profit in the second quarter increased to $2.7 million from $2.5 million.

Selling, general and administrative expense increased to $2.1 million from $1.8 million, reflecting increased costs related to marketing, personnel and travel. On the subject of personnel costs, we continue to navigate a tight, competitive labor market that is impacting us at both the gross profit and SG&A levels.

The higher SG&A more than offset improved gross profit and resulted in a decline in operating income to $0.6 million from $0.7 million.

That, in turn, led to an 8% decline in net income to $489,000 from $532,000. Diluted EPS remained at 9 cents per share.

Adjusted EBITDA in the second quarter was 8% lower at $0.8 million vs. $0.9 million.

And finally, we continued our share buyback program in the second quarter, repurchasing 33,347 shares of stock at a cost of $389,000.

Turning to six month results…

Total revenue through six months increased 5% to $12.0 million from $11.4 million in the prior year.

Revenue mix included:

Verification and certification services, up 13% to $9.7 million from $8.6 million.

Product revenue, down 19% to $1.6 million from $1.9 million.

And professional services revenue of $0.7 million compared to $0.9 million.

Gross profit at mid-year was $5.0 million, up 7% from $4.6 million a year ago.

Due to reasons previously mentioned, SG&A expense increased 8% to $4.1 million from $3.8 million.

Operating income was essentially flat at $0.8 million.

Net income through six months increased slightly to $667,000, or $0.12 per diluted share, compared to net income of $653,000, or $0.11 per diluted share, in the prior year period.

Adjusted EBITDA was essentially flat at $1.3 million.

The Company generated $1.9 million in cash from operations through six months compared to $1.3 million in the same period last year.

Our cash and cash equivalents balance at mid-year was $2.6 million, which was down just slightly from the December 31 year-end cash balance.

Through the first six months of 2024 we bought back 149,419 shares of stock – a total that included 69,218 shares as part of our ongoing buyback program and another 80,201 shares in a single private purchase. We continue to believe that buybacks at these prices levels are a good investment for the Company and great way to return value to our stockholders on a regular basis.

Given the ongoing headwinds in our beef business in the form of smaller herd sizes, we are overall pleased with our financial results for both the quarter and six-month period. We are consistently growing our top line – and doing so in a profitable manner while generating strong cash flows.

Years ago, we committed to building the industry’s most comprehensive solutions portfolio as a means of better serving our customers with a one-stop-shop approach that simplifies their vendor structure and affords them favorable pricing through our bundling program. At the same time, our broad solutions set gives us multiple revenue streams that have enabled us to grow overall revenue when one or more of our business lines comes under pressure. In this case our beef business, which traditionally has dominated our revenue mix, is facing temporary challenges that underscore the value of our diversified model.

Today I’d like to highlight two specific examples of how we continue to advance this strategy.

The first is Upcycled Certified, which as you may know is a standard we acquired in Q4 last year after serving as the exclusive certification body since the program’s inception in 2021.

Upcycled food – which is the use of nutritional food ingredients that would otherwise go to waste – is an up-and-coming national consumer trend, and we’re pleased to announce that Upcycled Certified has recently emerged as one of the fastest growing certification standards in our portfolio. Given the early momentum of this trend – and the compelling economic and environmental arguments in favor of it – we think our Upcycled business has the potential to become a very meaningful contributor to growth over the long term.

What began as a modest program that attracted smaller niche players has blossomed into an international program that includes major food producers and retailers. In July, Walmart rolled out a new line of upcycled sauces as a continuation of its ‘bettergoods’ product launch in April – Walmart’s largest private label food brand launch in 20 years.

So, we think the upcycled trend has its best growth ahead of it, and here are a few data points to support that.

●	An estimated 40% of food grown annually in the US goes unsold or uneaten. ReFED, a leading food waste research organization, estimates that 80 million tons of food that is wasted annually in the U.S. with a financial loss of $310 billion.

●	A Future Market Insights report estimates the value of the upcycled food industry to be more than $46 billion and growing.

●	Over the last three years upcycling consistently topped food trends lists, including Food Tank, Kroger, Forbes and Whole Foods Market.

●	An Innova Market Insights survey showed 62% of consumers are willing to pay more for a product that fights food waste.

●	A Hartman Group survey showed 70% of consumers had increased intent to buy Upcycle Certified® foods when the seal was displayed on packaging.

●	According to Project Drawdown, decreasing food waste is the number one solution to reducing the need for land and resources used to produce food as well as the greenhouse gases released in the process.

The second example of emerging revenue streams for us is our biosecurity business. Over the years, our work in building traceability systems and conducting on-ranch animal welfare audits has made biosecurity services a logical next step service offering for us.

Whether its avian influenza, swine flu, hoof-and-mouth disease, mad cow disease, e-coli, or even Covid-type issues involving farm, ranch and dairy workers, the agricultural industry and the USDA are constantly working to prevent potentially catastrophic outbreaks that disrupt operations and supply chains and put the public at risk.

Where Food Comes From has a massive amount of expertise in this area, and we have developed a variety programs and standards to reduce risks of infectious disease transmission among livestock, workers and customers.

For example:

●	Our Secure Food Supply plans help beef, dairy, pork, poultry and egg operations prepare before an outbreak to limit exposure of animals and accelerate re-entry into commercial operations after an outbreak.

●	Our On-Farm Security Reviews verify site-specific compliance to a stringent set of on-farm biosecurity procedures.

●	Our SQF (Safe Quality Food) on-farm audit program is a rigorous food safety program designed to meet industry, customer and regulatory requirements from the farm to retail stores.

These are just three of eight programs that address the risks associated with animal disease outbreak. In the aggregate, they serve to protect our customers and strengthen their relationships with the USDA and state-level animal health officials in order to build resilience into the agricultural community and protect consumers.

So, hopefully that gives you a little insight into how our strategy of constantly expanding our product and services portfolio is strengthening our business. At the same time, I want to emphasize that beef verification remains a core strength for us, and we fully expect it to bounce back as herd sizes normalize. When that happens, we believe we’ll be positioned to accelerate revenue growth and profits.

And, with that, I’ll thank you again for joining the call today and open the call to questions.

Question and Answer Session:

Question 1: Chris Brown, Oake Financial

Thank you very much. Back in – I think it was about the end of 2022, you talked about the USDA’s intention to mandate the RFID tags associated with the ADT program. It’s my understanding that the final rule passed this spring and implementation is happening this fall. I was wondering, three kind of general questions: 1) How it’s impacting your business to-date? 2) What you are kind of doing internally to take advantage or adapt to that new environment and 3) Then kind of how you see it playing out over the next year or so? Thank you.

John Saunders

Great question. You are correct, the final rule came into play this spring, and this fall is when the implementation will begin. We have already seen a lot of the impacts of this, Chris. Some of them have been related to transition of existing customers to use what we call 840 identification devices, which are compliant on a country code and compliant with ADT. So, we have had a strong migration of a lot of our customers to the 840 tags, as we call them. So, probably the only real impact that we have seen so far, and this has been compounding with the smaller herd sizes, is that there has been a great deal of subsidizing of tags to the industry. So, either through animal health officials or through other government or state affiliations, producers are able to get tags for free.

As I am sure have seen, in lieu of or in spite of the fact that the ruling has come into place, our tag revenue continues to stay flat or to decline a little bit. And that is relative to two things, as we talked about. One is the decline in the herd sizes. But also, the government is giving quite a few tags away to producers, which is why you also see our verification revenue continuing to increase.

So, the way that we have been adjusting to it, Chris, is we have been preparing for a wave of free tags that were going to go into the industry, where we are actually charging those ranchers and farmers for those tags. They were going to have an opportunity to get those tags for free. So, what we are allowing our producers to do is to bring those tags into our system for a fee, and we are maintaining those tags in the system. It does create more work for us, so we have had to adapt some of our technology to make sure that it was easy for producers to get their tags if they weren’t coming directly from us into the system.

The way it affects us long-term is, I believe is most of the programs like it happened with the organic program several decades ago, where there was a lot of opportunity for government-subsidized funding that would go to states or counties or universities, where they could implement their own organic certification program. And over the years, what we have seen is a consolidation in almost all of those programs that were funded initially, are no longer funded. So, I think our belief is that there will be a point when this funding dries up. And these producers that have come into the program and now are required to use electronic identification tags, will have to go somewhere to get them. So, it will probably be at least a 3-year to 5-year process of all of these new producers, which are converting to electronic tags, which is, again, great for us because that gives us more opportunity, more producers are able to become part of our verification programs while we are losing out on some of that tag revenue.

So all-in-all, the program has been, I think a good success, and it’s gone in line with the way that we thought. And we have a whole bunch of new producers that are really excited about getting involved. So, it’s been an overall positive, but it is something that we have had to prepare for, for quite a while.

Operator

Thank you. There are no further questions at this time. I would like to turn the floor back over to John for any closing remarks.

John Saunders

Once again, I want to thank you for your time and your support, and we look forward to talking to you in three months. Have a great day.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.